Exhibit 10.5

Directors’ Compensation

Beginning May 11, 2004, all non-employee directors of the Bank and Trust Company receive $400 and $250, respectively, for each board meeting they attend. The non-employee directors of the Bank and Trust Company receive $150 for each committee meeting they attend. In addition, beginning May 9, 2006, non-employee directors of the Bank and Trust Company are paid an annual retainer fee of $8,000 and $3,000, respectively, except that directors serving on the Bank board who also serve on the Trust Company board receive an additional $1,000 instead of $3,000 annual retainer for serving on the Trust Company board. In addition, the Chairman of the Audit Committee of the Company Board is paid an additional $2,000 retainer fee. All Company directors have been elected as directors of the Bank, but there is no assurance that this practice will continue. However, not all Company directors serve as directors of the Trust Company. There are no additional fees paid for being a Company director.

The Company also pays for all directors and their spouses to attend regular director seminars.

Non-employee directors are eligible for non-qualified stock options, under the Company’s 1998 Stock Option Plan. See Exhibit 10.3 for details of agreement. There were no non-qualified stock options issued in 2006.